EdR Announces Leasing Results for 2015/2016 Lease Term
3.8% Growth in Same-Community Revenue

MEMPHIS, Tenn., September 28, 2015 — EdR (NYSE:EDR), a national leader in the ownership, development and management of collegiate housing, today announced leasing results for the 2015/2016 lease term.

EdR’s same-community portfolio opened the 2015/2106 lease term 97.0% occupied, compared to an opening occupancy of 96.6% in the prior year. In addition, same-community net rental rates increased 3.4% over the prior year for a total rental revenue growth of 3.8%. These results continue EdR’s strong same-community growth trend of the last five years, during which EdR generated a same-community compounded annual revenue growth rate of 3.9%.

“I am proud of our team for producing another year of strong leasing results,” stated Christine Richards, executive vice president and chief operating officer. “Our on-site staff did an amazing job maximizing our best-in-class portfolio, driving strong leasing velocity and rate growth over the duration of the leasing cycle. Our focus on residents, service, technology and market data have led to industry leading leasing results over the last five years. And with favorable supply trends in our markets for 2016, the back drop for the next leasing cycle remains favorable.”

About EdR
One of America's largest owners, developers and managers of collegiate housing, EdR (NYSE:EDR) is a self-administered and self-managed real estate investment trust that owns or manages 81 communities with over 42,000 beds serving 52 universities in 23 states. EdR is a member of the Russell 2000 Index and the Morgan Stanley REIT indices. For details, please visit the Company's Web site at www.EdRtrust.com.

For more information, contact:
Bill Brewer, Executive Vice President and Chief Financial Officer
901-259-2500 bbrewer@EdRtrust.com

J Drew Koester, Senior Vice President, Capital Markets and Investor Relations
901-259-2523 dkoester@EdRtrust.com

For media information or photography, contact:
Susan Jennings, Vice President, Corporate Communication and Marketing
901-259-2506 sjennings@EdRtrust.com

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Statements about the company's business that are not historical facts are "forward-looking statements." Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the company's future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions "Item 1A. Risk Factors" and "Forward-Looking Statements" in our annual report on Form 10-K and under the caption "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the dates on which they are made, and the company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, unless required by law.